INDEPENDENT ENGINEER'S CONSENT

        We consent to the inclusion of our report dated June 1995 of our analysis of the Salton Sea Project and Partnership Project facilities in the Report on Form 8-K, dated June 23, 1995, filed by California Energy Company, Inc. and to the reference to our name therein.

/s/ Theodore Critikos

By:     Theodore Critikos
Title:  Vice President

STONE & WEBSTER ENGINEERING CORPORATION

Denver, Colorado
June 23, 1995